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                                                                    EXHIBIT 11.1

             STATEMENT RE: COMPUTATION OF DILUTED EARNINGS PER SHARE


Diluted earnings per share computations assumes the exercise of stock purchase warrants and options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of warrants and options outstanding during the period and only include those warrants and options whose average share price during the period exceeds its related exercise price. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.

DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 1998    Three Months      Six Months
-------------------------------------------------------------    ------------      ----------

Actual net income (A)                                             $ 2,415,875      $ 4,359,548
                                                                  ===========      ===========

Assumed exercise of stock options and warrants                        326,050          326,050
Application of assumed proceeds ($1,629,244) toward
  repurchase of outstanding common stock at an average
  market price of $10.667 and $10.365, respectively.                 (152,737)        (157,187)
                                                                  -----------      -----------
Net additional shares issuable                                        173,313          168,863
                                                                  ===========      ===========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                        8,299,702        8,292,906
  Net additional shares issuable                                      173,313          168,863
                                                                  -----------      -----------
  Adjusted shares outstanding (B)                                   8,473,015        8,461,769
                                                                  ===========      ===========

Net income per common share (A) divided by (B)                    $      0.29      $      0.52
                                                                  ===========      ===========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 1997     Three Months      Six Months
-------------------------------------------------------------     -----------      -----------

Actual net income (A)                                             $ 2,092,690      $ 3,376,933
                                                                  ===========      ===========

Assumed exercise of stock options and warrants                        451,358          451,358
Application of assumed proceeds ($2,193,626 and $2,224,938)
  toward repurchase of outstanding common stock at an average
  market price of $6.896 and $6.365, respectively.                   (318,101)        (349,558)
                                                                  -----------      -----------
Net additional shares issuable                                        133,257          101,800
                                                                  ===========      ===========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                        8,147,492        8,137,037
  Net additional shares issuable                                      133,257          101,800
                                                                  -----------      -----------
  Adjusted shares outstanding (B)                                   8,280,749        8,238,837
                                                                  ===========      ===========

Net income per common share (A) divided by (B)                    $      0.25      $      0.41
                                                                  ===========      ===========
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